Exhibit 99.1

Gaiam Announces Fourth Quarter 2010 Results

Record operating income for the quarter

$6.9 million improvement in operating income for the year

EPS increases by $0.17

Boulder, CO, March 9, 2011 – Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its fourth quarter ended December 31, 2010. Gaiam will host a conference call today, March 9, 2011, at 2:30 p.m. MST (4:30 p.m. EST) to review the results.

Dial-in No.:	(800) 619-0355 (domestic) or (212) 547-0278 (international)
Passcode:	GAIAM

Net revenue for the fourth quarter ended December 31, 2010 decreased 4.9% to $83.3 million from $87.6 million recorded during the same quarter last year. The net revenue decline was primarily attributable to the Company’s decision to reduce direct response television advertising and catalog circulation, partially offset by sales growth in the solar segment.

Gross profit decreased to $41.5 million, or 49.8% of net revenue, during the fourth quarter of 2010, from $45.9 million, or 52.3% of net revenue, during the comparable quarter last year. The change in gross margin resulted primarily from decreased revenues from the high gross margin direct response marketing business and increased revenues from the lower gross margin solar segment. Excluding the solar segment, gross profit, as a percentage of net revenue, was 55.9% during the fourth quarter of 2010.

Expenses decreased dramatically during the quarter as a result of payroll and infrastructure cost reduction measures and direct response marketing and catalog circulation optimization. Expenses decreased $4.4 million, or 300 basis points as a percentage of net revenue, to $34.8 million, or 41.7% of net revenue, during the fourth quarter of 2010 from $39.2 million, or 44.7% of net revenue, during the same quarter last year.

Income from operations during the fourth quarter of 2010 set a record for the Company, improving to $6.8 million from $6.7 million during the same quarter last year. Net income was $4.2 million, or $0.18 per share, during the fourth quarter of 2010, compared to $4.0 million, or $0.17 per share, during the same quarter last year.

For the year ended December 31, 2010, net revenue was $274.3 million, compared to $278.5 million last year. Income from operations increased $6.9 million to $6.1 million for 2010 from an operating loss of $0.8 million last year. Net income for 2010 increased $4.0 million to $4.3 million, or $0.18 per share, compared to $0.3 million, or $0.01 per share, during last year.

According to Nielson’s Videoscan, in 2010, the Company grew its non-theatrical market share to 7% from 5% in 2009. The Company further invested in growing its non-theatrical market share through the acquisition of Discovery’s catalog media library from its previous licensor to complement the Company’s licensing relationship with Discovery. Gaiam increased its lead in the fitness category to 40% market share, recently launched a branded daily exercise show on the Oprah Winfrey Network, and released the first of a series of media titles from The Biggest Loser host Jillian Michaels.

The Company ended 2010 with $28.8 million in cash and no debt. Cash declined primarily due to payments during 2010 of both the 2010 and 2011 annual $0.15 per share cash dividends which combined totaled $7.0 million, the acquisition of Discovery’s catalog media library, and advances on new content deals.

“Our expenditure control and the growth of our store-within-store presentations from 11,000 to 14,700 during the year helped us to achieve record operating income this quarter and improve our operating income for the year by

$6.9 million,” said Lynn Powers, CEO. “As we progress through 2011, we will continue to optimize our direct response television advertising spend and catalog circulation, and, most importantly, expand our brand, and thus our market share, through investments in new product offerings and the digital delivery of our vast media holdings.”

“We are pleased with the $6.9 million improvement in our operating income, the 34% expansion of our store-within-store presentations during the year, and the continued improvement to our non-theatrical market share,” said Jirka Rysavy, Chairman. “Promising traction in our new digital sales unit and recent improvements in our catalog business are both positive indicators for our return to revenue growth in 2011.”

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CDT on March 16, 2011.

Replay number:	(800) 666-8984; (402) 220-0269
Passcode:	GAIAM (42426)

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of 65,000 retail doors, 14,700 store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Stephen J. Thomas	John Mills
	Chief Financial Officer and Investor Relations	Senior Managing Director, ICR
	303-222-3782	310-954-1105
	Steve.thomas@gaiam.com	jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
Net revenue	$83,331	100.0%	$87,636	100.0%
Cost of goods sold	41,802	50.2%	41,776	47.7%

Gross profit	41,529	49.8%	45,860	52.3%

Selling and operating	31,206	37.4%	35,390	40.4%
Corporate, general and administration	3,569	4.3%	3,794	4.3%

Income from operations	6,754	8.1%	6,676	7.6%

Interest and other income (expense)	94	0.1%	(1,745)	-2.0%

Income before income taxes	6,848	8.2%	4,931	5.6%

Income tax expense	2,295	2.7%	611	0.7%

Net income	4,553	5.5%	4,320	4.9%

Net (income) attributable to the noncontrolling interest	(337)	-0.4%	(290)	-0.3%

Net income attributable to Gaiam, Inc.	$4,216	5.1%	$4,030	4.6%

Weighted-average shares outstanding:
Basic	23,268		23,110
Diluted	23,440		23,267
Net income per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.18		$0.17
Diluted	$0.18		$0.17

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2009
Net revenue	$274,268	100.0%	$278,473	100.0%
Cost of goods sold	138,438	50.5%	134,370	48.3%

Gross profit	135,830	49.5%	144,103	51.7%

Selling and operating	117,152	42.7%	131,659	47.3%
Corporate, general and administration	12,534	4.6%	13,225	4.7%

Income (loss) from operations	6,144	2.2%	(781)	-0.3%

Interest and other income (expense)	1,291	0.5%	(1,524)	-0.5%

Income (loss) before income taxes	7,435	2.7%	(2,305)	-0.8%

Income tax expense (benefit)	2,366	0.8%	(2,088)	-0.7%

Net income (loss)	5,069	1.9%	(217)	-0.1%

Net (income) loss attributable to the noncontrolling interest	(794)	-0.3%	513	0.2%

Net income attributable to Gaiam, Inc.	$4,275	1.6%	$296	0.1%

Weighted-average shares outstanding:
Basic	23,226		23,306
Diluted	23,383		23,378
Net income per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.18		$0.01
Diluted	$0.18		$0.01

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$28,773	$48,325
Accounts receivable, net	50,322	46,266
Inventory, net	33,218	26,872
Deferred advertising costs	2,341	1,909
Receivable and deferred tax assets	8,803	10,179
Note receivable and other current assets	10,220	5,681

Total current assets	133,677	139,232

Property and equipment, net	27,861	28,217
Media library, net	15,596	12,354
Deferred tax assets, net	3,509	4,414
Goodwill	25,861	24,166
Other intangibles, net	813	652
Notes receivable and other assets	480	3,178

Total assets	$207,797	$212,213

Liabilities and Equity
Current liabilities:
Accounts payable	$27,837	$33,261
Accrued liabilities	10,834	11,061

Total current liabilities	38,671	44,322

Total equity	169,126	167,891

Total liabilities and equity	$207,797	$212,213